Exhibit 10.2

PINNACLE FOODS INC.
2013 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
(Form 0002)

This Restricted Stock Unit Agreement (the “Agreement”), effective as of the Date of Grant (as defined below), is between Pinnacle Foods Inc., a Delaware corporation (the “Company”), and the participant identified on the Signature Page hereto (the “Participant”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

RECITALS:

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the RSUs (as defined below) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.    Definitions. The following terms shall have the following meanings for purposes of this Agreement:
(a)    Covenant Violation: the Participant’s breach of the covenants set forth in Section 7 or any covenant regarding confidentiality or any similar provision applicable to or agreed to by the Participant.
(b)    Date of Grant: the Date of Grant set forth on the Signature Page hereto.
(c)    Plan: the Pinnacle Foods Inc. 2013 Omnibus Incentive Plan, as amended from time to time.
(d)    Restricted Share Units or RSUs: the number of restricted stock units set forth on the Signature Page hereto.
(e)    Service: the term “Service” shall mean the Participant’s services as a non-employee director and member of the Board.
(f)    Share: a share of Common Stock of the Company.
(g)    Termination Date: the date upon which the Participant’s Service is terminated.

2.    Grant of Units. The Company hereby grants, as of the Date of Grant, the RSUs to the Participant, each of which represents the right to receive one Share upon vesting of such RSU, subject to and in accordance with the terms, conditions and restrictions set forth in the Plan and this Agreement.
3.    RSU Account. The Company shall cause an account (the “Unit Account”) to be established and maintained on the books of the Company to record the number of RSUs credited to the Participant under the terms of this Agreement. The Participant’s interest in the Unit Account shall be that of a general, unsecured creditor of the Company.
4.    Vesting; Settlement. The RSUs shall become vested in accordance with the schedule set forth in Schedule I attached hereto. The Company shall deliver to the Participant without charge, as of the applicable vesting date, one share of Common Stock for each RSU (as adjusted under the Plan) which becomes vested and such vested RSU shall be cancelled upon such delivery (provided, however, that if the Participant shall have engaged in any Covenant Violation prior to the settlement date, then the unsettled RSU shall be forfeited and no Share will be delivered thereunder).
5.    Dividend Equivalents. A Participant holding unvested RSUs shall be entitled to be credited with a dividend equivalent payment on each RSU upon the payment by the Company of any cash dividends on Shares equal to the amount of such dividend per Share, which dividend equivalent payment shall be payable in cash (or if elected by the Committee in its sole discretion, in Shares having a Fair Market Value as of the settlement date equal to the amount of such dividends), at the same time as the underlying RSUs are settled following the vesting of RSUs. If any RSU is forfeited, the Participant shall have no right to such dividend equivalent payments in respect of such RSU.
6.    Termination of Service.
(a)    Except as expressly set forth in Schedule I, in the event that the Participant’s Service with the Company and its Subsidiaries is terminated for any reason, any unvested RSUs shall be forfeited and all of the Participant’s rights hereunder with respect to such unvested RSUs shall cease as of the Termination Date (unless otherwise provided for by the Committee in accordance with the Plan).
(b)    Whether (and the circumstances under which) Service has been terminated and the determination of the Termination Date for the purposes of this Agreement shall be determined by the Committee.

7.	Confidentiality.
(a)    The Participant will not at any time (whether during or after the Participant’s Service with the Company) (x) retain or use for the benefit, purposes or account of the Participant or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information –

including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board or the Chief Executive Officer of the Company.
(b)    “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to the Participant (A) by a third party without breach of any confidentiality obligation, or (B) prior to the Participant’s Service as a result of the Participant’s prior experience related to the business of manufacturing and marketing food products; or (iii) required by law to be disclosed (including via subpoena); provided that the Participant shall give prompt written notice to the Company of such requirement of law, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.
(c)    The Participant agrees to disclose to any prospective future employer or service recipient the provisions of this Section 7.
(d)    Upon termination of the Participant’s Service with the Company for any reason, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates and Subsidiaries, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and his or her rolodex (or other physical or electronic address book); and (z) fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information not within the Participant’s possession or control of which the Participant is or becomes aware.
(e)    Repayment of Proceeds. If the Participant breaches the confidentiality provisions of this Section 7, or if the Company discovers after a Termination Date that grounds for Cause existed at the time thereof, then the Participant shall be required (in addition to any other remedy available (on a non-exclusive basis) to pay to the Company, within ten business days following the first date on which the Participant first breaches such provisions (or in the case of a discovery of grounds for Cause, upon the Company’s request therefor), an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions or dividends in respect of, the RSUs or any Shares received in settlement of the RSUs.
8.    No Right to Continued Service. Neither the Plan nor this Agreement nor the granting of the RSUs evidenced hereby shall be construed as giving the Participant the right to be retained to provide services to, or to be retained as a non-employee director of, the Company or any Affiliate or to continue to engage the Participant’s services as a member of the Board. Further, the Company or any Affiliate may at any time dismiss the Participant or discontinue any service relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.
9.    Transferability. The Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs or the Participant’s right under the RSUs to receive Shares, except other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary (if permitted by the Committee) shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
10.    No Rights as a Stockholder. The Participant’s interest in the RSUs shall not entitle the Participant to any rights as a stockholder of the Company. The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Company in respect of, the Shares unless and until such Shares have been issued to the Participant in accordance with Section 11.
11.    Issuance of Shares; Tax Withholding.
(a)    Subject to Section 4, upon the vesting of an RSU, the Company shall, as soon as reasonably practicable (and, in any event, within 2.5 months) following the applicable vesting date, issue the Share underlying such vested RSU to the Participant, free and clear of all restrictions. Any fractional Share which would otherwise be delivered shall be cancelled and only a whole number of Shares shall be delivered. The Company shall pay any costs incurred in connection with issuing the Shares. Upon the issuance of the Shares to the Participant, the Participant’s Unit Account shall be eliminated. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue or transfer the Shares as contemplated by this Agreement unless and until such issuance or transfer shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares are listed for trading.
(b)    The Company shall have the right and is hereby authorized to withhold, from any Shares or from any compensation (including from payroll or any other amounts payable to the Participant) the amount (in cash, Shares, or other property) of any required withholding taxes in respect of the RSUs, their grant or vesting or any payment or transfer with respect to the

RSUs, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes, provided, however, that no amounts shall be withheld in excess of the Company’s statutory minimum withholding liability.
(c)    Notwithstanding the foregoing, the Participant acknowledges and agrees that to the extent consistent with applicable law and the Participant’s status as a director and member of the Board, the Company does not intend to withhold any amounts as federal income tax withholdings under any other state or federal laws, and Participant hereby agrees to make adequate provision for any sums required to satisfy all applicable federal, state, local and foreign tax withholding obligations of the Company which may arise in connection with the RSUs.
12.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.
13.    Successors in Interest. Any successor to the Company shall have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative shall have the benefits of Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.
14.    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the RSUs contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of RSUs is a one-time benefit that does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs; (c) all determinations with respect to future grants of RSUs, if any, including the grant date, the number of Shares granted and the applicable vesting terms, will be at the sole discretion of the Company; (d) the Participant’s participation in the Plan is voluntary; (e) the value of the RSUs is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) grants of RSUs are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, bonuses, pension or retirement benefits or similar payments, the Participant waives any claim on such basis, and for the avoidance of doubt, the RSUs shall not constitute an “acquired right” under the applicable law of any jurisdiction; and (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to RSU proceeds in consequence of the termination of the Participant’s Service for any reason whatsoever and whether or not in breach of contract.
15.    Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder. Without limiting the foregoing, the Committee shall have the right to amend the terms and conditions of this

Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the issuance of the Shares contemplated hereunder.
16.    Book Entry Delivery of Shares. Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates.
17.    Electronic Acceptance; Agreement by the Participant; Forfeiture upon Failure to Accept. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. By accepting the RSUs (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. The Participant's rights under the RSUs will lapse ninety (90) days from the Date of Grant, and the RSUs will be forfeited on such date if the Participant shall not have accepted this Agreement by such date. For the avoidance of doubt, the Participant's failure to accept this Agreement shall not affect the Participant’s continuing obligations under any other agreement between the Company and the Participant.
18.    Prior Agreements; Full Satisfaction.
(a)    This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof, provided that if the Company or its Affiliates is a party to one or more agreements with the Participant related to the matters subject to Section 7, such other agreements shall remain in full force and effect and continue in addition to this Agreement and nothing in this Agreement or incorporated by reference shall supersede or replace any other confidentiality or similar agreement entered into between the Participant and the Company (or any subsidiary or Affiliate) to the extent that such agreement is more protective of the business of the Company or any subsidiary or Affiliate). There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein.
(b)    This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, subject to the provisos in the first sentence of Section 18(a). The RSUs granted herein are in full satisfaction of any equity grants or long-term stock-based incentive awards set forth in any offer letter or description of the Participant’s terms of employment entered into by and between the Participant and the Company or provided to the Participant by the Company.
19.    Securities Laws. The Company reserves the right to impose other requirements on the Participant's participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Upon the acquisition of any Shares pursuant to the settlement of an RSU, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.
20.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Treasurer and a copy to the General Counsel, each copy addressed to the principal Participant office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
21.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.
22.    Award Subject to Plan. The Participant acknowledges that the Participant has received and read a copy of the Plan. The RSUs granted hereunder and the Shares received upon settlement of the RSUs are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
23.    Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the Participant hereunder without the consent of the Participant. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.
[Signatures follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the Date of Grant.

Participant: _____

Date of Grant: _____

Restricted Stock Units Granted: _____ RSUs

Participant

Agreed and accepted:

PINNACLE FOODS INC.

/s/ Kelley Maggs
By: Kelley Maggs
Its: EVP – General Counsel

Schedule I

Vesting

1. Vesting. Subject to the Participant’s continued Service, the RSUs shall become vested as to 100% of the RSUs on the earlier of (a) the first (1st) anniversary of the Date of Grant, and (b) the next annual meeting of the shareholders of the Company. Notwithstanding any other provision of this Agreement to the contrary, within twelve (12) months following a Change in Control, in the event of a Participant’s termination, the RSUs shall, to the extent not then vested or previously forfeited or cancelled, become fully vested.

2. Termination of Service on the Board. If the Participant ceases to serve as a member of the Board for any reason, the RSUs shall, to the extent not then vested or previously forfeited, immediately become forfeited without any further action by the Company or the Participant, and without any payment of consideration therefor.